                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT (this "Agreement"), dated December 23, 1996, by and between Visitors Services, Inc., a Florida corporation ("VSI") and Global Reservation Systems, Inc., a Colorado corporation ("GRS").

     WHEREAS, GRS is the owner of certain assets useful in the leisure travel market; and

     WHEREAS, GRS desires to sell to VSI, and VSI desires to purchase from GRS, certain assets of GRS.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


     1.   TERMS OF ACQUISITION.

          1.1 Acquired Assets.

          (a) GRS Operations Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), GRS shall sell, contribute, transfer, assign and deliver to VSI, and VSI shall acquire from GRS, all right, title and interest of GRS in and to the Acquired Assets (as defined below).

          (b) Definition of Acquired Assets. For purposes of this Agreement, the term "Acquired Assets" shall mean all of GRS's interests in, to and under any asset, other than any asset set forth on Annex 1 attached hereto which shall not be considered an Acquired Asset, used in connection with GRS's business of answering toll-free telephone numbers advertised by contracted marketing organizations, providing information to callers of such toll-free telephone numbers, making reservations with lodging properties and attractions and providing advertising effectiveness statistics to such contracted marketing organizations (the "GRS Operations") of every kind, nature and description, whether real, personal, tangible or intangible as such assets exist on the Closing, including, without limitation:

              (i) all accounts receivable due and owing to GRS, including any interest and penalties thereon existing on the Closing Date (as defined below) which are not required to be used on the Closing Date by GRS to satisfy the debt owed by GRS to Resort Financial, Inc. ("Resort") pursuant to that certain Loan and Security Agreement, dated August 12, 1995, and the accompanying Promissory Note, dated August 31, 1995, between GRS and Resort;

              (ii) all leases of property utilized in connection with the GRS Operations;

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              (iii) all equipment (including telephone equipment and systems and computer equipment and software), together with all associated parts and supplies utilized in connection with the GRS Operations;

              (iv) all furniture and other office equipment utilized in connection with the GRS Operations other than any furniture set forth on Annex 1 attached hereto which shall not be considered an Acquired Asset;

              (v) all contracts, agreements, indentures, licenses, leases, commitments, plans or arrangements of every kind, whether written or oral in connection with the GRS Operations including, without limitation, all contracts with any customers such as hotel/motel associations, conventions and visitors bureaus, state tourism boards or bureaus, state chambers of commerce or any similar organization or entity;

              (vi) all business records relating to the GRS Operations; and

              (vii) all 1-800 and 1-888 or other toll free telephone numbers used in connection with the GRS Operations.

          (c) Assumption of Liabilities. As partial consideration for the Acquired Assets, VSI shall assume, pay, discharge and perform the Assumed Liabilities (as defined below). All other liabilities of GRS shall remain and be the sole obligation of GRS.

          (d) Definition of Assumed Liabilities. For purposes of this Agreement, the term "Assumed Liabilities" shall be defined as and shall be expressly limited to the following listed liabilities:

              (i) trade payables of GRS outstanding on the Closing Date up to a maximum amount equal to $200,000, which trade payables shall include, without limitation, any outstanding amounts owed to any telephone service provider for long distance or local telephone service and/or telephone equipment and any amounts owed to the Internal Revenue Service or any state or local governmental authority, provided, that, any amounts owed by GRS to Mountain West Communications Inc. ("Mountain West") pursuant to that certain Service Agreement between GRS and Mountain West shall not be considered an Assumed Liability; provided, further, that any amount over $80,000 owed to AT&T Corporation for telephone service or equipment shall not be considered an Assumed Liability;

              (ii) liabilities associated with the Trade License Agreement, dated November 21, 1995, by and between GRS and E. Milton Bevington and Jack Girard, the Trade License Agreement, dated February 29, 1996, between GRS and Resort Management Inc. and the Trade License Agreement, dated November 21, 1995, between GRS and Brian D. Chipman d/b/a Camino Real Associates, Inc. (collectively the "License Agreements");

              (iii) rent payment obligations of GRS of $1,250 a month for the twelve month period commencing January 1, 1997 pursuant to the Commercial Lease Agreement (the "Lease") between Roger Bruhn d/b/a GRS and Bragg-Patty Properties and the obligation to pay a $1,250 security deposit pursuant to such Lease;

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





              (iv) all of the obligations and liabilities under any of the Acquired Assets insofar as they relate to the time period on and after the Closing; and

              (v) all obligations and liabilities arising out of events occurring on or after the Closing related to VSI's ownership of the Acquired Assets or its conduct of the GRS Operations.

     All other obligations and liabilities of GRS not directly related to the GRS Operations or relating to the time period prior to the Closing, including, without limitation, any obligations under any contract or agreement relating to the time period prior to the Closing and any claims or pending litigation or proceedings relating to the GRS Operations prior to the Closing, shall remain and be the sole obligations and liabilities of GRS.

     1.2 Grant of Shares.

          (a) Fiscal Year 1997. As additional consideration for the Acquired Assets, VSI will cause its corporate parent, Visitors Services International Corp. ("VSIC"), to grant (the "1997 Share Grant") to GRS 45,000 shares of VSIC common stock, par value $.0001 per share, which stock may be restricted stock ("VSIC Stock"), if, and only if, (i) Net Operating Income (as defined below) attributable to the Acquired Assets (after taking into account any additional investment in or arrangement made for such Acquired Assets by VSI which investment or arrangement is intended to increase the telephone answering capacity of the Acquired Assets by either increasing the telephone answering workstations or routing unanswered calls generated by the Acquired Assets to existing VSI answering centers (the "Modified Acquired Assets")) for fiscal year 1997 equals or exceeds 60% of the amount set forth on Annex 2 as the projected Net Operating Income for fiscal year 1997 (the "Required 1997 Net Operating Income") and (ii) Net Operating Income is not less than 10% of Total Adjusted Gross Revenue (as defined below) as set forth on Annex 2 as the projected Total Adjusted Gross Revenue for fiscal year 1997. If actual Net Operating Income attributable to the Modified Acquired Assets for fiscal year 1997 is less than the Required 1997 Net Operating Income (the "1997 Shortfall"), GRS shall not be entitled to any 1997 Share Grant for results attributable to fiscal year 1997. If the 1997 Share Grant is not made for fiscal year 1997 because the Required 1997 Net Operating Income has not been attained, then the shares of VSIC Stock underlying the 1997 Share Grant shall be rolled over and granted to GRS if actual Net Operating Income for fiscal year 1998, 1999 or 2000 exceeds the amount set forth on Annex 2 or set forth in Subsection (d) hereof for fiscal year 2000 as Net Operating Income for such fiscal year (the "Subsequent Fiscal Year Excess") by an amount equal to the 1997 Shortfall. If a Subsequent Fiscal Year Excess exists for any subsequent fiscal year but such Subsequent Fiscal Year Excess is less than the total 1997 Shortfall, then GRS shall receive a percentage of shares from the 1997 Share Grant equal to the percentage such Subsequent Fiscal Year Excess is of the 1997 Shortfall. If any part of the 1997 Shortfall has not been recouped by a Subsequent Fiscal Year Excess by the end of fiscal year 2000 then any shares of the 1997 Share Grant not earned by GRS due to such 1997 Shortfall shall be forfeited.

          (b) Fiscal Year 1998. As additional consideration for the Acquired Assets, VSI will cause its corporate parent, VSIC, to grant (the "1998 Share Grant") to GRS 45,000 shares of VSIC Stock, if, and only if, (i) Net Operating Income attributable to the Modified Acquired Assets for fiscal year 1998 equals or exceeds 60% of the amount set forth

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


on Annex 2 as the projected Net Operating Income for fiscal year 1998 (the "Required 1998 Net Operating Income") and (ii) Net Operating Income is not less than 10% of Total Adjusted Gross Revenue as set forth on Annex 2 as the projected Total Adjusted Gross Revenue for fiscal year 1998. If actual Net Operating Income attributable to the Modified Acquired Assets for fiscal year 1998 is less than the Required 1998 Net Operating Income (the "1998 Shortfall"), GRS shall not be entitled to any 1998 Share Grant for results attributable to fiscal year 1998 and shall not recover any 1997 Shortfall, if any. If the 1998 Share Grant is not made for fiscal year 1998 because the Required 1998 Net Operating Income has not been attained, then the shares of VSIC Stock underlying the 1998 Share Grant shall be rolled over and granted to GRS if actual Net Operating Income for fiscal year 1999 or 2000 exceeds the amount set forth on Annex 2 or set forth in Subsection (d) hereof for fiscal year 2000 as Net Operating Income for such fiscal year (the "Subsequent Fiscal Year Excess") by an amount equal to the remaining 1997 Shortfall, if any, and such 1998 Shortfall. If a Subsequent Fiscal Year Excess exists for any subsequent fiscal year but such Subsequent Fiscal Year Excess is less than the remaining 1997 Shortfall, if any, and the 1998 Shortfall, then such Subsequent Fiscal Year Excess shall (x) be applied first to the 1997 Shortfall and then to the 1998 Shortfall and (y) GRS shall receive a percentage of shares from the 1997 Share Grant, if applicable, and the 1998 Share Grant, equal to the percentage the Subsequent Fiscal Year Excess is of the 1997 Shortfall, if any, and the 1998 Shortfall. If any part of the 1998 Shortfall has not been recouped by a Subsequent Fiscal Year Excess by the end of fiscal year 2000 then any shares of the 1998 Share Grant not earned by GRS due to such 1998 Shortfall shall be forfeited.

          (c)  Fiscal Year 1999.  As additional consideration for the
Acquired Assets, VSI will cause its corporate parent, VSIC, to grant (the "1999 Share Grant") to GRS 45,000 shares of VSIC Stock, if, and only if, (i) Net Operating Income attributable to the Modified Acquired Assets for fiscal year 1999 equals or exceeds 60% of the amount set forth on Annex 2 as the projected Net Operating Income for fiscal year 1999 (the "Required 1999 Net Operating Income") and (ii) Net Operating Income is not less than 10% of Total Adjusted Gross Revenue as set forth on Annex 2 as the projected Total Adjusted Gross Revenue for fiscal year 1999. If actual Net Operating Income attributable to the Modified Acquired Assets for fiscal year 1999 is less than the Required 1999 Net Operating Income (the "1999 Shortfall"), GRS shall not be entitled to any 1999 Share Grant for results attributable to fiscal year 1999 and shall not recover any 1997 Shortfall or 1998 Shortfall, if any. If the 1999 Share Grant is not made for fiscal year 1999 because the Required 1999 Net Operating Income has not been attained, then the shares of VSIC Stock underlying the 1999 Share Grant shall be rolled over and granted to GRS if actual Net Operating Income for fiscal year 2000 exceeds the amount set forth in Subsection (d) hereof as Net Operating Income for fiscal year 2000 (the "Subsequent Fiscal Year Excess") by an amount equal to the remaining 1997 Shortfall and 1998 Shortfall, if any, and such 1999 Shortfall. If a Subsequent Fiscal Year Excess exists for any subsequent fiscal year but such Subsequent Fiscal Year Excess is less than the total 1997 Shortfall and 1998 Shortfall, if any, and the 1999 Shortfall, then such Subsequent Fiscal Year Excess shall (x) be applied first to the 1997 Shortfall, then to the 1998 Shortfall and then to the 1999 Shortfall and (y) GRS shall receive a percentage of shares from the 1997 Share Grant and 1998 Share Grant, if applicable, and the 1999 Shortfall equal to the percentage the Subsequent Fiscal Year Excess is of the 1997 Shortfall or 1998 Shortfall, if any, and the 1999 Shortfall. If any part of the 1999 Shortfall has not been recouped by a Subsequent Fiscal Year

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

Excess by the end of fiscal year 2000 then any shares of the 1999 Share Grant not earned by GRS due to such 1999 Shortfall shall be forfeited.

              (d) Definition of Net Operating Income and Total Adjusted Gross Revenue. For purposes of this Section 1.2 the terms "Net Operating Income" and "Total Adjusted Gross Revenue" shall be determined for the respective fiscal years as set forth on Annex 2 attached hereto. Net Operating Income and Total Adjusted Gross Revenue for fiscal year 2000 for purposes of determining whether any 1997 Shortfall, 1998 Shortfall or 1999 Shortfall has been recouped shall be determined by increasing the figure set forth as the Net Operating Income and Total Adjusted Gross Revenue for fiscal year 1999 by 20%.

              (e) Delivery of Shares. Any grant due under this Section 1.2 shall be delivered to GRS within 30 days of receipt by VSI of a certificate of VSI's independent accountants certifying the attainment of the Net Operating Income threshold set forth above for a particular fiscal year which certificate shall be delivered to VSI within 10 days after VSI's independent accountants complete their audit for such fiscal year.

          1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Visitors Services, Inc., 100 Second Avenue South, St. Petersburg, Florida, at 10:00 A.M., December 23, 1996 (the "Closing Date"), or on such other date, time or place as the parties hereto may agree.

          1.4 Taxes. The parties hereto agree that VSI shall have no liability or other obligation with respect to the payment of any federal or state taxes (including, but not limited to, any income, transfer or sales taxes) assessable against GRS with respect to the sale by GRS of the Acquired Assets.

          2. REPRESENTATIONS AND WARRANTIES.

             2.1 Representations and Warranties of GRS. GRS hereby represents and warrants to VSI as follows:

              (a) Organization and Standing. GRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of GRS and the shareholders of GRS, and all other corporate action of GRS necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement constitutes the legal, valid and binding obligations of GRS enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other judicial and other equitable remedies. Attached hereto is Schedule 2.1(a), which sets forth all the states and jurisdictions in which GRS is duly qualified and in good standing to do business as a foreign corporation.

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

There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of its business, make such qualification necessary. Copies of GRS's certificate of incorporation and all amendments thereto, and of GRS's by-laws as amended to date, have heretofore been furnished to VSI and are complete and correct. GRS's minute books contain complete and accurate records of all meetings and other corporate action.

          (b) No Conflicts, etc. Except as set forth on Schedule 2.1(b) attached hereto, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will violate or be in conflict with any provision of the certificate of incorporation or by-laws of GRS, or violate or be in conflict with any material debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which GRS is a party or by which it is bound, or violate or be in conflict with any law, judgment, decree, order, regulation or ordinance by which GRS is bound or affected, or result in the creation of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of GRS.

          (c) Litigation. Except as set forth on Schedule 2.1(c) attached here to, there are no legal actions, suits, proceedings, claims or disputes or governmental investigations pending, or to the knowledge of GRS, threatened, at law, in equity, in arbitration or before any governmental authority against or affecting GRS, any of GRS's properties or assets or the transactions contemplated hereby. There are no judgments, orders, stipulations, injunctions, decrees or awards against GRS which are not satisfied and remain outstanding.

          (d) Compliance with Laws. GRS is in compliance in all respects with all laws, ordinances, regulations and orders of all federal, state and foreign governmental entities applicable to it. Set forth on Schedule 2.1(d) attached hereto, is a list of all licenses, franchises, permits and other authorizations necessary to conduct the business of GRS as it is now being conducted.

          (e) Governmental Authorizations; Third Party Consents. Except as set forth on Schedule 2.1(e) attached hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by GRS in connection with the execution, delivery or performance by GRS, or the enforcement against GRS, of this Agreement or the transactions contemplated hereby.

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          (f) Tax Matters.

              (i) Except as set forth on Schedule 2.1(f) attached hereto, GRS has filed all returns with respect to all federal, state, county, local, foreign and other taxes, whether or not measured in whole or in part by net income (collectively, "Taxes"), required to be filed through the date hereof in a manner consistent with prior years and all such tax returns are true and complete in all material respects. GRS has paid all Taxes or made adequate provision for the payment thereof (including deficiencies, interest, additions to tax or interest, and penalties with respect thereto) that are due through the date hereof, or that are claimed or asserted by any taxing authority to be due through the date hereof, with respect to the operations of GRS. All Taxes accruable since the filing of GRS's tax returns have been properly accrued on the books of GRS.

              (ii) Except as set forth on Schedule 2.1(f) attached hereto, no audit or other proceedings by any court, taxing authority or similar person is pending or, to the knowledge of GRS, threatened with respect to any Taxes due from or with respect to the operations of GRS or any tax return filed by or with respect to the operations of GRS. No assessment of Taxes is proposed against GRS or its assets. GRS has not executed or filed with any taxing authority any agreement extending the period for the collection of any income or other taxes, and GRS is not a party to any pending or to GRS's knowledge, threatened action or proceeding by any governmental authority for the collection of income or other taxes.

          (g) Financial Condition. VSI has been furnished with true and complete copies, certified as to their accuracy by the president or chief financial officer of GRS, of GRS's (i) unaudited balance sheets and related unaudited statements of income retained earnings and cash flows for the period ending September 30, 1996 (the "Unaudited Financial Statements") and (ii) audited balance sheets and the related audited statements of income, retained earnings and cash flows for the periods ending December 31, 1995 and 1994 (the "Audited GRS Financial Statements", and together with the Unaudited GRS Financial Statements the "GRS Financial Statements"). The GRS Financial Statements fairly present the financial position of GRS as of the dates thereof, and the results of operations and cash flows of GRS for the periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied for the periods set forth therein.
GRS has no debts or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured, except (x) debts and liabilities that are fully reflected in, or reserved against on, the GRS Financial Statements and (y) debts or liabilities incurred in the ordinary course of business since the date of the GRS Financial Statements. The books and records of GRS are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of GRS as set forth in the GRS Financial Statements.

          (h) Material Agreements. Attached hereto as Schedule 2.1(h) is a complete and correct list of all contracts, leases, commitments, obligations and undertakings, written or oral, to which GRS is a party or otherwise bound. Complete and correct copies of all such contracts, leases, commitments, obligations and undertakings set forth on Schedule 2.1(h) have been furnished to VSI. Except as set forth on Schedule 2.1(h), all such contracts, leases, commitments, obligations or undertakings are in full force and effect and GRS has not

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

breached, and is not otherwise in default under any such contracts, leases, commitments, obligations or undertakings and no event, occurrence, condition or act exists which, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder.

          (i) Title to Assets. Except as set forth on Schedule 2.1(i) attached hereto, GRS has good and marketable title to all its tangible and intangible assets which it purports to own, including, but not limited to, all assets and properties reflected in the balance sheet contained in the GRS Financial Statements (except to the extent such assets and properties have been disposed of in the ordinary course of business in arm's-length transactions since the date of the GRS Financial Statements). GRS owns such properties and assets free and clear of all liens, charges, claims or encumbrances, except liens, charges, claims or encumbrances for taxes and assessments or governmental charges or levies not yet due and payable or which are being contested in good faith. Except as set forth in Schedule 2.1(i), the offices, structures and equipment which are material to the business, operations or conditions (financial or otherwise) of GRS are in good operating condition, normal wear and tear excepted. As to any property or asset that is material to GRS's business that GRS does not purport to own, GRS has the right under valid and existing leases or other agreements to occupy and/or use such assets and properties as is sufficient for the continued conduct of its business as such business is now being conducted.

          (j) Disclosure. No statement of GRS, whether oral or contained in any document, certificate or other writing furnished to VSI, or its agents, in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make any statements contained therein not misleading.

          (k) Material Adverse Change. Since the date of the GRS Financial Statements, there has not been any material adverse change in the assets, business, operations or financial condition of GRS.

          (l) Insurance. GRS holds insurance policies in amounts which, to the best knowledge of GRS, is adequate, and which, to the best knowledge of GRS, covers all risks reasonably required to be covered, for the type of business conducted by GRS. All premiums due to the date hereof on such policies have been paid in full. To the best knowledge of GRS, such policies are in such amounts and of such types as necessary to comply with applicable law and with all material agreements to which GRS is a party or by which it is bound.

          (m) Employment Arrangements. Except as set forth on Schedule 2.1(m) attached hereto, GRS does not have any contract or commitment, oral or written, for the employment of any individual employee or consultant. Except as set forth on Schedule 2.1(m), there are no (i) "employee welfare plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), (ii) "employee pension benefit plans" (as defined in Section 3(2) of ERISA), (iii) "multi-employer plans" (as defined in
Section 4001(a)(3) of ERISA) or (iv) unfunded or unqualified executive compensation agreements, employment agreements, contracts or benefits which do

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

not otherwise fall within the definitions of any of the foregoing plans (collectively the "Benefit Plans").

          With respect to any Benefit Plans listed in Schedule 2.1(m) under which any past or present employee of GRS will have any right to benefits: (a) the Benefit Plans are in substantial compliance with ERISA; (b) no accumulated funding deficiency, as defined by Section 302(a)(2) of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), exists with respect to the Benefit Plans; (c) there is no liability for tax imposed by Section 4971 of the Code with respect to the Benefit Plans; (d) no "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, which could subject any Benefit Plan or GRS or VSI or any officer, director or employee of GRS or VSI to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA; (e) each and every return, report and notice required to be furnished to any governmental agency or beneficiary with respect to the Benefit Plans has been filed on a timely basis; (f) there are no pending claims by or on behalf of such Benefit Plans by any employee or beneficiary covered under such Benefit Plans or otherwise involving such Benefit Plans which allege a breach of fiduciary duties or violations of other applicable state or Federal law which could result in liability on the part of VSI or GRS or any of the Benefit Plans under ERISA or any other law nor to GRS's best knowledge, is there any valid basis for such a claim; (g) except as disclosed on Schedule 2.1(m), the transactions contemplated by this Agreement will not result in liability for severance pay or any similar payment to any employee of GRS; (h) except as disclosed on Schedule 2.1(m) and as required by the Consolidated Budget Reconciliation Act of 1986, the Seller does not provide medical benefits or any other welfare benefits to former employee of GRS; (i) except as disclosed on Schedule 2.1(m), all contributions required to be made under the Benefit Plans have been made; (j) no liability has been, or is expected to be, incurred by GRS or by any Related Company (as defined below) under the Benefit Plans or any Title IV Plan of a Related Company; and (k) except as disclosed on Schedule 2.1(m), GRS has not incurred any "withdrawal liability," as defined in Part 1 of Subtitle E of Title IV of ERISA, with respect to any Benefit Plan (or plan of a Related Company) which is a "multi-employer plan" as defined in Section 4001(a) of ERISA.

          For purposes of clauses (j) and (k) of this Section 2.1(m), Related Company shall mean, as determined prior to the Closing, any entity that, with GRS, is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code, is a trade or business under common control within the meaning of Section 414(c) of the Code or is a member of an affiliated service group within the meaning of Section 414(m) of the Code.

          Any group health plan (as defined in Section 162(i)(2) of the Code) maintained by GRS with respect to its employees is and has at all times been in compliance with the continuation coverage requirements of Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA.

          (n) Interests in Other Entities. Except as set forth on Schedule 2.1 attached hereto, GRS does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to (except in the ordinary course of business), or in any way make investments in, any person or entity, or (B) to share any profits or capital investments in other persons or entities, or both.

          (o) No Brokers or Finders. No agent, broker, person or firm acting on behalf of GRS, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby.

          (p) Liabilities. There are no liabilities of GRS of a nature or quantity which would be required, in accordance with GAAP, to be reflected on the GRS Financial Statements or the notes thereto (including, but not limited to, liabilities for Taxes relating to any prior period) other than those liabilities disclosed or provided for on the GRS Financial Statements or the notes thereto. On the Closing Date, there will be no other liabilities of GRS except (i) those incurred since the date of the GRS Financial Statements, in the ordinary course of the business of GRS, and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of GRS contained in this Agreement and (ii) those set forth in
Schedule 2.1(p) attached hereto.

          (q) Leases. Attached hereto as Schedule 2.1(q) is a complete and correct list of each lease of premises executed by or binding upon GRS as lessee, sub-lessee, tenant or assignee setting forth in each case a brief description of the premises covered thereby, the rental payable thereunder and the term (including any extensions available) thereunder. Except as set forth on Schedule 2.1(q), each such lease is in full force and effect on the date hereof without any default or breach thereof by GRS or any other party thereto. Except as set forth on Schedule 2.1(q), no consent of any landlord or any other party is required under any such lease in order to assign such lease to VSI (or its designee) and to keep such lease in full force and effect without being terminable after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. True and complete copies of all leases required to be listed on Schedule 2.1(q), including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been delivered to VSI.

          (r) Bank Accounts; Powers of Attorney. Attached hereto as Schedule 2.1(r) is a list of each bank or other financial institution in which GRS maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto. Also set forth on Schedule 2.1(r) are the names of all persons, if any, holding powers of attorney from GRS and a summary statement of the terms thereof.

          (s) Investment Intent. GRS understands that the VSIC Stock it may receive pursuant to Section 1.2 may not be registered under the Securities Act of 1933, as amended (the "Act"), and agrees and acknowledges that if such stock is not registered when GRS receives such stock that such VSIC Stock (i) may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Act, (ii) that no federal or state agency would have made any finding or determination as to the fairness for investment in, or any recommendation or endorsement of, the VSIC Stock and (iii) that such VSIC Stock would be acquired by GRS in good faith solely for its own account, for investment purposes and not with a view to subdivision, distribution or resale except for any subdivision, distribution or resale in compliance with the Act.

          (t) Trademarks, Service Marks, Trade Names, Patents and Copyrights. Attached hereto as Schedule 2.1(t) is a complete list of all trade names, names under which GRS operates, trademarks, service mark, patent or copyright and any application for any of the foregoing (the "Proprietary Rights") used by GRS and which are material in the conduct of its business including, but not limited to, Proprietary Rights covering computer programs and software owned or used by GRS. Except as set forth on Schedule 2.1(t), each such Proprietary Right is owned by GRS and is not subject to any license, royalty arrangement or dispute. No other material Proprietary Rights are used in the conduct of GRS's business as now conducted. Except as set forth on Schedule 2.1(t), none of such Proprietary Rights nor any product manufactured or sold, or manufacturing process, trade secret, customer list or know-how used by GRS infringes any Proprietary Right or other such right of any other person. To the knowledge of GRS no Proprietary Right of, product manufactured or sold by, or manufacturing process, trade secret, customer list or know-how used by any other person infringes or conflicts with any Proprietary Right heretofore or presently used by GRS. Except as set forth in Schedule 2.1(t), no claim has been asserted or, to GRS's knowledge, threatened, by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Proprietary Rights used by GRS or the production, provision or sale of any services or products by GRS and, to GRS's knowledge, there is no basis for any such claim. GRS has the right to produce, provide and sell the services and products produced, provided and sold by it and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. No trademark, service mark or trade name used by GRS, infringes any trademark, service mark or trade name of others in the United States of America or any other country in which such trademark, service mark or trade name is used by GRS. No shareholder, officer, director or employee of GRS owns or has any interest in any Proprietary Rights or any trade secret, invention or process, if any, used by GRS in connection with its business.

          (u) Financial Projections. To the best of its knowledge, GRS believes that the financial projections provided by GRS to VSI are reasonable and based on reasonable assumptions.

          (v) Environmental Protection. (i) Except as set forth in Schedule 2.1(v) attached hereto, GRS has, and through the Closing Date will have, complied in all respect with all federal, state and local environmental laws, codes, ordinances, rules and regulations (the "Environmental Laws"). GRS presently holds and will to the extent permitted thereunder transfer to VSI on the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to its operation under any Environmental Laws and all such permits, licenses, certificates and other authorizations are listed on Schedule 2.1(v) hereto. Except as set forth on Schedule 2.1(v), immediately after the Closing, VSI will be in compliance with all Environmental Laws as they relate to the Acquired Assets or the Assumed Liabilities.

     (ii) Except as set forth in Schedule 2.1(v) hereto, there is no pending or, to GRS's knowledge, threatened civil, criminal or administrative action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to GRS, its business or assets, the services it has provided relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (w) No Change in Customer Relations. Except as set forth on Schedule 2.1(w) attached hereto, GRS has not been advised and has no reasonable basis to believe that any customer or customers intend not to continue to conduct business after the Closing.

          (x) No Omissions. GRS does not know of any facts or circumstances not disclosed to VSI which indicate that the Acquired Assets or the future operations, profits or business of GRS may be adversely affected or which otherwise should be disclosed to VSI in order to make any of the representations or warranties made herein on the part of GRS not misleading.
No representation or warranty by GRS contained in this Agreement, and no statement contained in any Schedule, Exhibit, certificate or other instrument furnished to VSI under or in connection with this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     2.2 REPRESENTATIONS AND WARRANTIES OF VSI. VSI hereby represents and warrants to GRS as follows:

          (a) Organization and Standing. VSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          (b) Authority and Effect of Agreement. The execution and delivery by VSI of this Agreement, the performance by VSI of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of VSI. This Agreement constitutes the legal, valid and binding obligation of VSI, enforceable in accordance with its term, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other judicial and other equitable remedies.

          (c) No Conflicts, etc. Except as set forth on Schedule 2.2(c) attached hereto, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will violate or be in conflict with any provision of the certificate of incorporation or by-laws of VSI, or violate or be in conflict with any material debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which VSI is a party or by which it is bound, or violate or be in conflict with any law, judgment, decree, order, regulation or ordinance by which VSI is bound or affected.

          (d) Compliance with Laws. VSI is in compliance in all material respects will all laws, ordinances, regulations and orders of all federal, state and foreign governmental entities applicable to it and has obtained all licenses, franchises, permits and other authorizations necessary to conduct its business as it is now being conducted.

          (e) Governmental Authorizations; Third Party Consents. Except as set forth on Schedule 2.2(e) attached hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other entity, and no lapse of a waiting period, is necessary or required to be obtained by VSI in connection with the execution, delivery or performance by VSI, or the enforcement against VSI, of this Agreement or the transactions contemplated hereby.

     3.   INDEMNIFICATION.

          3.1 Indemnitors; Indemnified Persons. For purposes of this Section 3, each party which, pursuant to this Section 3, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "Indemnitor", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

          3.2 Indemnity of GRS.

          (a) Indemnity. GRS agrees to indemnify, hold harmless and reimburse VSI and its respective directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any breach or alleged breach of any representation, warranty, covenant or agreement of GRS contained in this Agreement or which shall be related to any liability of GRS not specifically assumed hereunder, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or alleged breach, whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. GRS further agrees that it shall not, without the prior written consent of VSI settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 3.2(a) from all liability arising out of such claim, action, suit or proceeding.

          (b) Set-off. In addition to any remedies available to VSI at law or equity, VSI shall be entitled to set off any amounts owed by GRS to VSI pursuant to Section 3.2(a) hereof against distributions of 1997 Share Grant, 1998 Share Grant or 1999 Share

Grant, if any, which GRS may be entitled to receive from VSI pursuant to Section
1.2 of this Agreement.

          3.3 Indemnity of VSI. VSI hereby agrees to indemnify, hold harmless and reimburse GRS from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of any breach or alleged breach of any representation, warranty, covenant or agreement of VSI contained in this Agreement or any Assumed Liability and shall reimburse GRS for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or shall arise out of such breach or other such liability, whether or not GRS shall be named as a party thereto and whether or not any liability shall result therefrom. VSI further agrees that they shall not, without the prior written consent of GRS, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of GRS under this Section 3.3 from all liability arising out of such claim, action, suit or proceeding.

          3.4 Procedures for Indemnification; Defense. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 3.4, so long as such participation does not interfere with the Indemnitor's control of such litigation.

       4. CONDITIONS PRECEDENT TO OBLIGATIONS.

          4.1 Conditions Precedent to the Obligations of Parties. The respective obligations of VSI and GRS hereunder are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) No Injunction. As of the Closing, there shall be no action, proceeding, injunction, order, or decree of any nature of any court or governmental agency or body of competent jurisdiction that is pending or in effect that challenges, restrains, or prohibits the consummation of the purchase by VSI of the Acquired Assets.

          (b) Regulatory Authorizations. All consents, approvals, authorizations and orders of federal, state, local, and foreign governmental and regulatory authorities shall have been obtained (i) which are necessary to consummate the transactions contemplated by this Agreement, or (ii) which if not obtained would be reasonably likely to subject VSI or GRS, or any officer, director, or agent VSI or GRS to criminal or material civil liability or could render the purchase by VSI of the Acquired Assets void or voidable.

          4.2 Conditions Precedent to the Obligation of VSI. The obligation of VSI to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing, of each of the following additional conditions, any of which may be waived by VSI in writing prior to the Closing:

          (a) Accuracy of Representations and Warranties. The representations and warranties of GRS contained herein shall be true and correct in all material respects as of the Closing, with the same force and effect as though made on and as of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

          (b) Performance of Agreement and Covenants. GRS shall have performed in all material respects, all obligations and agreements and complied, in all material respects, with all covenants and conditions in this Agreement to be performed or complied with by them prior to or at the Closing.

          (c) Certificate. VSI shall have received a certificate of GRS, dated the Closing, certifying (i) that the representations and warranties of GRS contained in Section 2.1 are true and correct as of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty is true and correct as of such date and
(ii) that GRS has performed all covenants required to be performed by it pursuant to this Agreement.

          (d) Third Party Consents. All consents, approvals, or authorizations from third persons necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

          (e) Good Standing and Other Certificates and Documents. VSI shall have received (i) a certificate from the Secretary of State or other appropriate official of its jurisdiction of incorporation to the effect that GRS is in good standing or subsisting in such jurisdiction, (ii) a certificate of GRS, dated the Closing, executed by the secretary or other officer of GRS certifying the incumbency and signature of all officers executing any document or certificate pursuant to this Agreement on behalf of GRS and (iii) such other closing documents as may be reasonably requested by VSI.

          (f) Proceedings. All corporate and other proceedings of GRS that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in substance and form to VSI and its counsel, and VSI and its counsel shall have received (i) all documents and instruments, or copies thereof, certified if requested, as may be reasonably requested and (ii) a certificate, dated the Closing, executed by the secretary or other officer of GRS certifying that such proceedings and the resolutions adopted pursuant thereto and attached to such certificate were duly adopted by GRS's Board of Directors and approve and authorize the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect.

          (g) No Material Adverse Change. After the date of this Agreement and prior to the Closing, there shall not have occurred any material and adverse change to (i) GRS, its properties, assets, businesses or condition (financial or otherwise) or (ii) to the properties or assets utilized by GRS in the GRS Operations.

          (h) Bruhn Employment Agreement. VSI and Roger Bruhn shall have enter into an Employment Agreement substantially in the form set forth as Exhibit A hereto.

          (i) Assignment of Material Agreements. VSI shall have received a fully executed copy of the Assignment and Assumption Agreement, substantially in the form set forth as Exhibit B hereto, which agreement shall assign to VSI the contracts, leases, commitments, obligations and undertakings set forth on
Schedule 2.1(h).

          (j) Bill of Sale. VSI shall have received a Bill of Sale for the Acquired Assets, which Bill of Sale shall be satisfactory to VSI in its sole discretion.

          (k) Modification of License Agreements. The License Agreements shall be modified on terms satisfactory to VSI.

          (l) Acknowledgement of Resort. VSI shall have received evidence satisfactory to it that Resort (i) acknowledges the transactions contemplated by this Agreement, (ii) agrees to waive any rights Resort might have to challenge the validity of the transactions contemplated by this Agreement for any reason, including without limitation, any challenge based on fraudulent conveyance or similar laws or concepts and (iii) agrees to amend the Loan and Security Agreement, dated August 12, 1995, between GRS and Resort and the financing statement filed on October 9, 1995 in the Office of the Secretary of State of the State of

Colorado listing GRS as the Debtor and Resort as the Secured Party pursuant to such Loan and Security Agreement so that the collateral included in the Loan and Security Agreement and the financing statement is limited to accounts receivables only.

          (m) Termination of Employee Service Agreement. VSI shall have received evidence satisfactory to it that the Employee Service Agreement, dated January 1, 1995, between Bruhn Investment Company and GRS has been terminated.

          (n) Acknowledgement of Noteholders. VSI shall have received evidence satisfactory to it that Ron Robinson and David Bailey, holders of notes against GRS, (i) acknowledge the transactions contemplated by this Agreement and (ii) agree to waive any rights they might have to challenge the validity of the transactions contemplated by this Agreement for any reason, including without limitation, any challenge based on fraudulent conveyance or similar laws or concepts.

          (o) Additional Matters. VSI shall have received such other legal opinions, corporate documents and other instruments as it may reasonably request.

          4.3 Conditions Precedent to the Obligation of GRS. The obligation of GRS to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived by GRS in writing prior to the Closing.

          (a) Accuracy of Representations and Warranties. The representations and warranties of VSI contained herein shall be true and correct in all material respects as of the Closing, with the same force and effect as though made on and as of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date.

          (b) Performance of Agreement and Covenants. VSI shall have performed in all material respects, all obligations and agreements, and complied, in all material respects, with all covenants and conditions in this Agreement to be performed or compiled with by them prior to or at the Closing.

          (c) Certificate. GRS shall have received a certificate of VSI dated the Closing, certifying that the representations and warranties of VSI contained in Section 2.2 are true and correct as of the Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty is true and correct as of such date.

          (d) Third Party Consents. All consents, approvals or authorizations from third persons necessary for VSI to consummate the transactions contemplated by this Agreement shall have been obtained.

          (e) Proceedings. All corporate and other proceedings of VSI that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in substance and form to GRS and its counsel, and GRS and its counsel shall have received (i) all documents and instruments, or copies thereof, certified if requested, as may be reasonably requested and (ii) a certificate, dated the Closing, executed by the secretary or other officer of VSI certifying that such proceedings and the resolutions adopted pursuant thereto and attached to such certificate were duly adopted by the Board of Directors of VSI and approve and authorize the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect.

          (f) Assignment of Material Agreements. GRS shall have received a fully executed copy of the Assignment and Assumption Agreement, substantially in the form set forth as Exhibit B hereto, which agreement shall assign to VSI the contracts, leases, commitments, obligations and undertakings set forth on
Schedule 2.1(h).

     5.   COVENANTS.

     GRS hereby covenants and agrees with VSI that, during the period from the date hereof to the Closing Date, GRS shall do or refrain from doing the following:

          5.1 Full Access. GRS shall give VSI, and its authorized representatives upon reasonable notice to GRS, full access during normal business hours to all personnel, properties, assets, books, records, contracts and other documents and data of or relating to GRS or the Acquired Assets, and GRS shall furnish (or cause to be furnished) to VSI and its authorized representatives such financial and operating data and such other information with respect to GRS or the Acquired Assets and its respective properties, assets, liabilities, business, and creditors as VSI may from time to time reasonably request. VSI and its authorized representatives shall also be entitled to consult and communicate with the independent accountants for GRS or the Acquired Assets (and GRS shall promptly provide written authorization to such accountants to discuss with VSI and its representatives all matters relating to the financial condition of GRS or the Acquired Assets) as well as with lenders and lessors and others having business dealings with GRS or the Acquired Assets (and GRS shall promptly authorize all of such persons as VSI may request to disclose to VSI information concerning GRS or the Acquired Assets as may be requested by VSI).

          5.2 Carry on in Ordinary Course. Except with VSI's prior written consent:

          (a) GRS shall carry on the GRS Operations diligently and substantially in the same manner as heretofore conducted, and shall not (i) institute any unusual or novel methods of lease, management, accounting or operation, (ii) make any material change in the character of the business of GRS or the GRS Operations (iii) amend any contract, lease or agreement utilized in the business of GRS or the GRS Operations or (iv) agree, or incur any obligation, to do any of the foregoing.

          (b) Except in the ordinary course of business, GRS shall not hire or appoint any new employee, increase or decrease the rates of pay of any employees, increase or decrease the fixed compensation payable or to become payable to any officer, employee or agent of GRS or anyone working for GRS in connection with the GRS Operations, change any contract with or commitment to or increase or decrease the benefits or compensation of any such officer, employee or agent, pay or agree to pay any bonus or commission to any such officer, employee or agent, or make any award under any incentive or compensation plan or program.

          (c) GRS shall not cause, permit or suffer any of the assets of GRS or any of the Acquired Assets to be subject to any lien not existing on the date hereof.

          (d) GRS shall not, other than in the ordinary course of business, sell or dispose any Acquired Asset or any asset of GRS, make any capital expenditures or enter into a lease of capital or other equipment, or otherwise transfer, sell, lease, distribute or dispose of any Acquired Asset or any asset of GRS.

          (e) GRS shall not enter into any contract or commitment or engage in any transaction except in the ordinary course of business; provided that in no event shall the consideration involved in any such contract, commitment or transaction, exceed $5,000, or exceed $50,000 in the aggregate for all such contracts, commitments or transactions.

          (f) Except in the ordinary course of business, GRS shall not pay, discharge or satisfy any liability or lien relating to GRS or the Acquired Assets or write off as uncollectible any receivables.

          (g) GRS shall not cancel or compromise any debt owed to it or claim it may possess against any third person, except in the ordinary course of business, or otherwise cancel, compromise or waive any claims or rights of substantial value relating to GRS or the Acquired Assets.

          (h) GRS shall not create or incur any indebtedness for borrowed money guarantee, indemnify or otherwise become liable for any obligation of any third party pursuant to the terms of which GRS or any of the Acquired Assets may be bound or affected.

          (i) GRS shall not, with funds of or relating to GRS or the Acquired Assets or its operations, make any distributions, dividends loans, advances or extensions of credit ("Distributions") to any person or entity other than in the ordinary course of business; provided, that in no event shall such Distributions exceed $20,000 in the aggregate.

          (j) GRS shall maintain its insurance on all of the Acquired Assets in amounts and covering such risks substantially the same as that in effect on the date hereof, and shall not cancel, permit to lapse or terminate, or reduce the limits or the coverage of, any such insurance carried by him as of the date hereof.

          (k) GRS shall not change any bank account relating to GRS or the GRS Operations or any signatory thereto, make any change in persons having access to any safe deposit box relating to, or open or maintain any bank account or safe deposit box relating to GRS or the GRS Operations not set forth on
Schedule 2.1(r).

          (l) All tangible property of GRS which relates to the GRS Operations shall be used, maintained and repaired in the usual and ordinary course.

          (m) GRS shall comply in all material respects with all laws, rules and regulations applicable to it; shall fully perform in all material respects all obligations under all material contracts; shall not amend any material contract; and shall not do any act, or omit to do any act, which shall cause a breach of any material commitments or obligations relating to GRS or the GRS Operations.

          (n) GRS shall maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior practices.

          5.3 Consents, Etc. Prior to the Closing GRS shall obtain all consents, estoppels and authorizations, in form and substance reasonably satisfactory to VSI from all parties whose consent or authorization is required in order for the transactions contemplated by this Agreement to be consummated.

6. ADDITIONAL AND POST-CLOSING COVENANTS.

          6.1 Name. On or as soon as practicable after the Closing Date, as possible, GRS will change its corporate name to a name approved by VSI that is dissimilar to its existing corporate name. From and after the Closing Date, GRS will not use any name similar to or likely to be confused with its existing names.

          6.2 Public Announcements. GRS and VSI agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of VSI under applicable securities laws.

          6.3 Restriction on Sale of VSIC Stock. VSI intends that the VSIC Stock it may grant to GRS pursuant to Section 1.2 of this Agreement will be non-restricted freely tradeable stock. However, GRS acknowledges and agrees if VSIC is unable to provide non-restricted stock at the time it is required to grant GRS such shares that the VSIC Stock may be restricted stock. GRS further agrees that if any VSIC Stock received by it pursuant to Section 1.2 of this Agreement is restricted stock then GRS shall only transfer such restricted stock pursuant to applicable federal or state securities laws and any transfer of such VSIC Stock shall be accompanied by (x) an opinion of counsel, which counsel and opinion shall be reasonably acceptable to VSIC, that an exemption from registration of such VSIC Stock under the Act is available for such transfer and
(y) an acknowledgement from such transferee that it is acquiring such VSIC Stock as an investment and not with a view to distribution thereof. In any

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


event any VSIC Stock received by GRS hereunder may only be sold or transferred in satisfaction of all liabilities remaining in GRS not assumed by VSI hereunder.

          6.4 Use of ARC Number. GRS agrees that any reservations made after the Closing shall be made using the Airline Reporting Corporation travel agency identification number belonging to American International Travel Agency, Inc. ("AIT") a wholly owned subsidiary of VSI and that all commissions earned on any such reservations shall be sent directly to AIT or VSI.

     7. MISCELLANEOUS.

          7.1 Survival.  The representations and warranties set forth in
Section 2 hereof, the indemnities set forth in Section 3 hereof and the covenants set forth in Sections 5 and 6 hereof shall survive the Closing.

          7.2 Waivers. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be construed or deemed to be a waiver of any other or subsequent breach.

          7.3 Amendments. Neither this Agreement nor any provision hereof may be modified, amended, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination shall be sought.

          7.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgement if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (c) on the date of transmission if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment. All such notices shall be given as follows:

              (i) if to GRS at 2812 East Bijou Street, Suite 103, Colorado Springs, CO 80909, Attention: Roger Bruhn, telefax no. (719) 481-9287, or at such other address as GRS may specify by written notice to VSI; or

              (ii) if to VSI, at 100 Second Avenue South, St. Petersburg, FL 33701, Attention: Steve McLean, telefax no. (813) 897-4029, or at such other address as VSI may specify by written notice to GRS and/or GRS.

         7.5 Assignment. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations

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



hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

              7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the laws of conflict that might otherwise apply).

              7.7 Consent to Jurisdiction. Each of GRS and VSI hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and such party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each of GRS and VSI hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

              7.8 Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall not constitute parts of this Agreement.

              7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              7.10 Entire Agreement. This Agreement shall represent the entire agreement among the parties with respect to the subject matter hereof superseding all prior agreements and understandings, written or oral.

              7.11 Expenses. Each party shall be responsible and shall pay for all expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

              7.12 Confidentiality. GRS and VSI acknowledge and agree that this Agreement and all other agreements and instruments contemplated hereby, and all of the terms and provisions hereof and thereof, and information regarding the identity and business activities of GRS and VSI, shall be confidential and shall not be disclosed by any party without the consent of GRS or VSI, except to the extent that such disclosure shall be a matter of public record or shall be required by applicable law. In the event that this Agreement is terminated, each party herein shall return any documents furnished to such party by any other party to such other party.

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



          7.13 Further Assurances. Upon reasonable request of the other parties hereto and without further consideration, GRS or VSI shall take all such other actions as may be reasonably requested for the purpose of effecting and evidencing the consummation of the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their duly authorized representatives as of the day and year first stated above.


                                 VISITORS SERVICES, INC.



                                 By: /s/ Robert P. Gordon
                                    -----------------------------
                                     Title:  Chairman




                                 GLOBAL RESERVATION SYSTEMS, INC.



                                 By: /s/ Roger Bruhn
                                    -----------------------------
                                     Title:  President

AGREED TO AND ACCEPTED AS TO
SECTION 1.2 ONLY:

VISITOR SERVICES INTERNATIONAL
CORP.


By: /s/ Robert P. Gordon
   -----------------------------
   Title:  Chairman



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